THIS DOCUMENT IS A CONFIRMING COPY OF THE AMENDMENT NO. 1 TO SCHEDULE 13G FILED ON FEBRUARY 18, 1997 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION


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                               UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No.1)*




                                Vical Incorporated
  -----------------------------------------------------------------------------
                                (Name of Issuer)



                        Common Stock, $.01 par value
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   925602104
  -----------------------------------------------------------------------------
                                 (Cusip Number)




Check the following box if a fee is being paid with this statement [ ] . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                SCHEDULE 13G

 CUSIP NO. 925602104                                                                 PAGE 2 OF 14 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |  Morgenthaler Venture Partners II       34-1443153                                                |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |  Ohio                                                                                             |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |     0                                                           |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |     568,725                                                     |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                                                                 |
|                               |       |     0                                                           |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |     568,725                                                     |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |  568,725                                                                                          |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                     [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     |  3.69%                                                                                            |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |  PN                                                                                               |
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                SCHEDULE 13G

 CUSIP NO. 925602104                                                                PAGE 3 OF 14 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |  Morgenthaler Management Partners II       34-1443454                                             |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |  Ohio                                                                                             |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |     0                                                           |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |     568,725                                                     |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                                                                 |
|                               |       |     0                                                           |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |     568,725                                                     |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |  568,725                                                                                          |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                     [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     |  3.69%                                                                                            |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |  PN                                                                                               |
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                SCHEDULE 13G

 CUSIP NO. 925602104                                                                 PAGE 4 OF 14 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |  David T. Morgenthaler  ###-##-####                                                               |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |  United States                                                                                    |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |   15,337                                                        |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |   588,507     Notes (1), (2)                                    |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |   15,333                                                        |
|                               |       |                                                                 |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |   588,507     Notes (1), (2)                                    |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |  603,840                                                                                          |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                     [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     |  3.92%                                                                                            |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |  IN                                                                                               |
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                SCHEDULE 13G

 CUSIP NO. 925602104                                                                PAGE 5 OF 14 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |   Robert D. Pavey       ###-##-####                                                               |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |  United States                                                                                    |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |   6,505                                                         |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |   586,184    Notes (1), (3)                                     |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                                                                 |
|                               |       |   6,505                                                         |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |   586,184    Note (1), (3)                                      |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |  592,689                                                                                          |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                     [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     |  3.85%                                                                                            |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |  IN                                                                                               |
-----------------------------------------------------------------------------------------------------------

                     SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                SCHEDULE 13G

 CUSIP NO. 925602104                                                                 PAGE 6 OF 14 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |  Robert C. Bellas, Jr.        ###-##-####                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |  United States                                                                                    |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |     35,576  Note (5)                                            |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |     570,119   Note (4)                                          |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                                                                 |
|                               |       |     35,576  Note (5)                                            |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |     570,119 Note (4)                                            |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |   605,695                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                     [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     |   3.93%                                                                                           |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |   IN                                                                                              |
-----------------------------------------------------------------------------------------------------------

                     SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                SCHEDULE 13G

 CUSIP NO. 925602104                                                              PAGE 7 OF 14 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |   Gary J. Morgenthaler   ###-##-####                                                              |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |  United States                                                                                    |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |   1,787                                                         |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |   584,058  Note  (2)                                            |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                                                                 |
|                               |       |   1,787                                                         |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |   584,058  Note  (2)                                            |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |   585,845                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                     [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     |  3.81%                                                                                            |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |  IN                                                                                               |
-----------------------------------------------------------------------------------------------------------

                     SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                SCHEDULE 13G

 CUSIP NO. 925602104                                                              PAGE 8 OF 14 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |  Paul S. Brentlinger  ###-##-####                                                                 |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |   United States                                                                                   |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |  12,545                                                         |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |  568,725                                                        |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |  12,545                                                         |
|                               |       |                                                                 |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |  568,725                                                        |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |   581,270                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                     [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     |   3.76%                                                                                           |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |   IN                                                                                              |
-----------------------------------------------------------------------------------------------------------


                     SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Schedule 13G
                                  ------------


Item 1(a). NAME OF ISSUER: Vical Incorporated

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 9373 Towne Centre
           Drive, Suite 100, San Diego, CA 92121

Item 2(a). NAMES OF PERSONS FILING: Morgenthaler Venture Partners II ("MVP II");
           Morgenthaler Management Partners II ("MMP II"), the general partner of MVP II; David T. Morgenthaler, Robert D. Pavey, Robert
           C. Bellas, Jr., Gary J. Morgenthaler, Paul S. Brentlinger (collectively, the "General Partners") are individual general partners of MMP II, the general partner of MVP II.

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           The address of the principal business office of MVP II, MMP II and each of the General Partners is:

           Morgenthaler Venture Partners II
           629 Euclid Avenue
           Suite 700
           Cleveland, Ohio 44114

Item 2(c). CITIZENSHIP: MVP II is a limited partnership and MMP II is a general partnership both organized under the laws of the State of Ohio.
           Each of the individual General Partners is a United States citizen.

Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $0.01 par value per share

Item 2(e). CUSIP NUMBER: 925602104

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

        (a) [   ]       Broker or Dealer registered under Section 15 of the
                        Securities Exchange Act of 1934 (the "Act").
        (b) [   ]       Bank as defined in Section 3(a)(6) of the Act.
        (c) [   ]       Insurance Company as defined in Section 3(a)(19) of the
                        Act.
        (d) [   ]       Investment Company registered under Section 8 of the
                        Investment Company Act of 1940.
        (e) [   ]       Investment Advisor registered under Section 203 of the
                        Investment Advisors Act of 1940.

        (f) [   ]   Employee Benefit Plan, Pension Fund which is subject to
                    the provisions of the Employee Retirement Income Security
                    Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(f) of the Act.

        (g) [   ]   Parent Holding Company, in accordance with  Rule 13d-1(b)
                    (ii)(g) of the Act.

        (h) [   ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(h) of the
                    Act.

        Not Applicable.

Item 4. OWNERSHIP.

        (a) Amount Beneficially Owned: Each of MVP II and MMP II may be deemed to own beneficially 568,725 shares of the Common Stock of Vical Incorporated (the "Company") as of December 31, 1996.
             Robert C. Bellas, Jr. may be deemed to own beneficially 605,695 shares of the Company's Common Stock as of December 31, 1996, which includes 30,000 shares which may be exercisable in the next 60 days from a director's option he holds of record and 5,576 shares he holds of record. David T. Morgenthaler may be deemed to own beneficially 603,840 shares of the Company's Common Stock as of December 31, 1996, which includes 15,333 shares he holds of record. Robert D. Pavey may be deemed to own beneficially 592,689 shares of the Company's Common Stock as of December 31, 1996, which includes 6,505 shares he holds of record. Gary J. Morgenthaler may be deemed to own beneficially 585,845 shares of the Company's Common Stock as of December 31, 1996, which includes 1,787 shares he holds of record. Paul S. Brentlinger may be deemed to own beneficially 581,270 shares of the Company's Common Stock as of December 31, 1996, which includes 12,545 shares he holds of record.

             MVP II is the record owner of 568,725 shares. MMP II, in its capacity as the general partner of MVP II, may be deemed to own beneficially such 568,725 shares. The General Partners, in their capacities as individual general partners of MMP II, may be deemed to own beneficially such 568,725 shares.

        (b) Percent of Class (based on 15,396,582 shares of Common Stock reported to be outstanding on December 31, 1996):

             MVP II: 3.69%
             MMP II: 3.69%
             David T. Morgenthaler: 3.92%
             Robert D. Pavey: 3.85%
             Robert C. Bellas, Jr.: 3.93%
             Gary J. Morgenthaler: 3.81%
             Paul S. Brentlinger: 3.78%

        (c)  Number of shares as to which such person has:

             (i)  sole power to vote or to direct the vote:

                  Robert C. Bellas, Jr.: 5,576 shares and 37,500 option
                    shares, 30,000 are exercisable within 60 days of December 31, 1996.
                  David T. Morgenthaler: 15,333 shares
                  Robert D. Pavey: 6,505 shares
                  Paul S. Brentlinger: 12,545 shares
                  Gary J. Morgenthaler: 1,787 shares

            (ii)  shared power to vote or to direct the vote:

                  MVP II: 568,725 shares
                  MMP II: 568,725 shares
                  David T. Morgenthaler: 588,507 shares
                  Robert D. Pavey: 586,184 shares
                  Robert C. Bellas, Jr.: 570,119 shares
                  Gary J. Morgenthaler: 584,058 shares
                  Paul S. Brentlinger: 568,725 shares

           (iii)  sole power to dispose or direct the disposition of:

                  Robert C. Bellas, Jr.: 5,576 shares and 37,500 option
                    shares, 30,000 are exercisable within 60 days of December 31, 1996.
                  David T. Morgenthaler: 15,333 shares
                  Robert D. Pavey: 6,505 shares
                  Paul S. Brentlinger: 12,545 shares
                  Gary J. Morgenthaler: 1,787 shares

            (iv)  shared power to dispose or direct the disposition of:

                  MVP II: 568,725 shares
                  MMP II: 568,725 shares
                  David T. Morgenthaler: 588,507 shares
                  Robert D. Pavey: 586,184 shares
                  Robert C. Bellas, Jr.: 570,119 shares
                  Gary J. Morgenthaler: 584,058 shares
                  Paul S. Brentlinger: 568,725 shares

          Each of MVP II and MMP II and each of the General Partners expressly disclaims beneficial ownership of any shares of Common Stock of the Company, except in the case of MVP II, for the 568,725 shares which it holds of record, and in the case of Robert C. Bellas, for the 30,000 shares which may be exercisable in the next 60 days from a director's options he holds of record, and the 5,576 shares he hold of record; in the case of David T. Morgenthaler for the 15,333 shares he hold of record; in the case of Robert D. Pavey for the 6,505 shares he holds of record; in the case of Gary J. Morgenthaler for the 1,787 shares he holds of record; and in the case of Paul S. Brentlinger for the 12,545 shares he holds of record.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable. MVP II, MMP II and each of the General Partners expressly disclaim membership in a "group" as defined in Rule 13d-1
          (b)(ii)(h).

Item 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.

Item 10.  CERTIFICATION.

          Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).





By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Vical Incorporated
Schedule 13G
Information included in report as of 12/31/96.


Footnotes

(1) Amount includes 4,449 shares owned by Morgenthaler Associates (MA). The reporting person is a general partner of MA.

(2)  Amount includes 15,333 shares owned by Morgenthaler Family Partnership
     (MFP). The reporting person is a general partner of MFP.

(3) Amount includes 13,010 shares owned by Pavey Family Partnership (PFP). The reporting person is a general partner of PFP.

(4) Amount includes 1,394 shares owned by Bellas Family Partnership (BFP). The reporting person is a general partner of BFP.

(5) Robert C. Bellas, Jr. has received grants for a total of 37,500 shares of Common Stock, 30,000 shares are exercisable within 60 days of December 31, 1996 and are included in the amount.

                                   SIGNATURES
                                   ----------


        After reasonable inquiry and to the best of its knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Date:   February 13, 1997



MORGENTHALER VENTURE PARTNERS II

By:     Morgenthaler Management Partners II

By:          *
   ---------------------------------------
   General Partner

MORGENTHALER MANAGEMENT PARTNERS II

By:          *
   ---------------------------------------
   General Partner

             *
   ---------------------------------------
   David T. Morgenthaler

             *
   ---------------------------------------
   Robert D. Pavey

             *
   ---------------------------------------
   Robert C. Bellas, Jr.

             *
   ---------------------------------------
   Gary J. Morgenthaler

             *
   ---------------------------------------
   Paul S. Brentlinger




                         *By: /s/ Theodore A. Laufik
                             --------------------------------------
                             Theodore A. Laufik
                             Attorney-in-Fact